SUPPORT AGREEMENT

MEMORANDUM OF AGREEMENT made 26th day of January, 2011.

AMONG:

PURE PHARMACEUTICALS CORPORATION,
a corporation existing under the laws of the State of Nevada, U.S.A. (hereinafter referred to as “Pure”),

- and -

PURE MINERALS HOLDING COMPANY,
a corporation existing under the laws of Canada (hereinafter referred to as "Pure Exchangeco''),

          WHEREAS in connection with a share exchange agreement (the "Share Exchange Agreement”) made as of June 14, 2010 among Pure Exchangeco, Pure, and the former shareholders of Pure Exchangeco (the “Shareholders”), Pure Exchangeco will issue 7,350,000 exchangeable shares to the Shareholders (the Exchangeable Shares to be issued under the Share Exchange Agreement being hereinafter referred to as the “Exchangeable Shares”);

          AND WHEREAS the parties hereto have agreed to execute a support agreement substantially in the form of this Agreement;

          NOW THEREFORE in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1      Defined Terms. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "Share Provisions'') attaching to the Exchangeable Shares in Schedule 1 of the Articles of Incorporation of Pure Exchangeco, unless the context requires otherwise.

1.2      Interpretation Not Affected by Headings. The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an "Article'' or "section'' followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms "this Agreement'', "hereof'', "herein'' and "hereunder'' and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3      Number, Gender. Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4      Date for Any Action. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this Agreement, a "Business Day'' means any day on which commercial banks are generally open for business in New York, New York.

1.5      Definitions:

(a)	For greater certainty, any reference to “holder” of Exchangeable Shares in this Agreement shall be deemed to include a reference to the Shareholders;

(b)

The word “Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal person or representative, estate, group, body corporate, corporation, unincorporated association, organization, Government Entity, syndicate or other entity, whether or not having legal status;

(c)

“Government Entity” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

ARTICLE 2
COVENANTS OF PURE

2.1      Covenants Regarding Exchangeable Shares. So long as any Exchangeable Shares not owned by Pure or its affiliates are outstanding, Pure will:

(a)

not take any action that will result in the declaration or payment of any dividend or other distribution on the Parent Common Shares unless (i) Pure Exchangeco shall simultaneously declare or pay, as the case may be, a dividend or other distribution economically equivalent thereto (as provided for in the Share Provisions) on the Exchangeable Shares and Pure Exchangeco shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend or other distribution on the Exchangeable Shares, or (ii) if the dividend or other distribution is a stock dividend or distribution of stock, in lieu of such dividend, Pure Exchangeco effects a corresponding and contemporaneousissuance of Exchangeable Shares (as determined in accordance with subsection 111(a) of the Share Provisions and Pure Exchangeco shall have sufficient authorized but unissued securities available to enable the subdivision;

(b)

advise Pure Exchangeco sufficiently in advance of the declaration by Pure of any dividend or other distribution on Parent Common Shares and take all such other actions as are reasonably necessary, in co-operation with Pure Exchangeco, to ensure that (i) the respective declaration date, record date and payment date for a dividend or other distribution on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for such dividend or other distribution on the Parent Common Shares, or (ii) the record date, if any, and effective date for the subdivision referred to in subsection 2.1(a) shall be the same as the record date and payment date for such dividend or other distribution on the Parent Common Shares. Notwithstanding the foregoing, if the record or payment date, as the case may be, is not a Business Day, the record or payment date, as the case may be, shall be the next Business Day;

(c)

ensure that the record date for any dividend or other distribution declared on the Parent Common Shares is not less than 10 Business Days after the declaration date of such dividend or other distribution;

(d)

take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Pure Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Pure or its affiliates) upon the liquidation, dissolution or winding-up of Pure Exchangeco or any other distribution of the assets of Pure Exchangeco among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Pure Exchangeco, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Pure Exchangeco to cause to be delivered Parent Common Shares to the holders of Exchangeable Shares in accordance with the Share Provisions and cash in respect of declared and unpaid dividends;

(e)

take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Pure, in accordance with applicable law, to pay or otherwise to perform its obligations arising upon the exercise of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Pure to deliver or to cause to be delivered Parent Common Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be, and cash in respect of declared and unpaid dividends; and

(f)

not exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of Pure Exchangeco or any other distribution of the assets of Pure Exchangeco among its shareholders for the purpose of winding up its affairs nor take any action or omit to take any action (and Pure will not permit Pure any of its affiliates to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding up of Pure Exchangeco or any other distribution of the assets of Pure Exchangeco among its shareholders for the purpose of winding-up its affairs.

2.2      Segregation of Funds. Pure will cause Pure Exchangeco to deposit a sufficient amount of funds in a separate account of Pure Exchangeco and segregate a sufficient amount of such other assets and property as is necessary to enable Pure Exchangeco to pay dividends or other distributions when due and to pay or otherwise satisfy its respective obligations under the Share Provisions, when due, as applicable.

2.3      Parent Common Shares. Pure hereby represents, warrants and covenants in favour of Pure Exchangeco that Pure has issued and/or reserved for issuance free from preemptive and other rights such number of Parent Common Shares (or securities redeemable into such number of Parent Common Shares), or if the Parent Common Shares are reclassified or changed into other securities as contemplated by subsection 2.7, it will issue and/or reserve for issuance such number of other securities (or securities convertible into such number of other securities), as is equal to the number of Exchangeable Shares issued and outstanding from time to time so as to enable and permit Pure to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, with respect to the transfer and delivery of Parent Common Shares and to enable and permit Pure Exchangeco to meet its respective obligations hereunder, under the Put and Call Agreement to be executed between Pure, its affiliates and the Shareholders and under the Share Provisions.

2.4      Notification of Certain Events. In order to assist Pure to comply with its obligations hereunder and to permit Pure to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, Pure Exchangeco will notify Pure of each of the following events at the time set forth below:

(a)

in the event of any determination by the Board of Directors of Pure Exchangeco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Pure Exchangeco or to effect any other distribution of the assets of Pure Exchangeco among its shareholders for the purpose of winding up its affairs, at least 60 days before the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)

promptly, upon the earlier of receipt by Pure Exchangeco of notice of and Pure Exchangeco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Pure Exchangeco or to effect any other distribution of the assets of Pure Exchangeco among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by Pure Exchangeco of a Retraction Request;

(d)	prior to the determination of a Redemption Date in accordance with the Share Provisions; and

(e)

as soon as practicable upon the issuance by Pure Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares pursuant to the Share Exchange Agreement).

2.5      Delivery of Parent Common Shares to Pure Exchangeco. In furtherance of its obligations under subsections 2.1(d) and (e), upon notice from Pure Exchangeco of any event that requires Pure or Pure Exchangeco to cause to be delivered Parent Common Shares to any holder of Exchangeable Shares, Pure shall forthwith issue and deliver or cause to be delivered to Pure Exchangeco (unless Pure Exchangeco already has sufficient Parent Common Shares) the requisite number of Parent Common Shares to be received by and issued to, or to the order of, the former holder of the surrendered Exchangeable Shares, as Pure Exchangeco shall direct. All such Parent Common Shares shall be duly authorized and validly issued as fully paid and non assessable and shall be free and clear of any lien, claim or encumbrance.

2.6      Qualification of Parent Common Shares. If any Parent Common Shares (or other securities into which Parent Common Shares may be reclassified or changed as contemplated by subsection 2.7) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial, state, territorial securities or other law or regulation or under the rules and regulations of any securities or other regulatory authority or the fulfillment of any other United States or Canadian legal requirement before such securities (or such other securities) may be issued and delivered to the holder of surrendered Exchangeable Shares or in order that such securities (or such other securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person'' of Pure for purposes of Canadian provincial or territorial securities laws or an "affiliate'' of Pure for purposes of United States federal or state securities law), Pure will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such Parent Common Shares (or such other securities) to be and remain duly registered, qualified or approved under United States and/or Canadian laws, as the case may be. Pure will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Parent Common Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Parent Common Shares (or such other shares or securities) have been listed by Pure and remain listed and are quoted or posted for trading at such time.

2.7      Economic Equivalence. So long as any Exchangeable Shares not owned by Pure or its affiliates are outstanding:

(a)	Pure will not without prior written approval of Pure Exchangeco and the prior written approval of the holders of the Exchangeable Shares:

(i)

issue or distribute Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) to the holders of all or substantially all of the then outstanding Parent Common Shares by way of stock dividend or other distribution, other than an issue of Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) to holders of Parent Common Shares who exercise an option to receive dividends in Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) not issued at a discount and without financial preference to the corresponding cash dividend in lieu of receiving cash dividends;

(ii)

issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Parent Common Shares entitling them to subscribe for or to purchase Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares); or

(iii)

issue or distribute to the holders of all or substantially all of the then outstanding Parent Common Shares (A) securities of Pure of any class other than Parent Common Shares (other than securities convertible into or exchangeable for or carrying rights to acquire Parent Common Shares), (B) rights, options or warrants other than those referred to in paragraph 2.7(a)(ii), (C) evidences of indebtedness of Pure or (D) assets of Pure, unless the economic equivalent of such Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares) rights, options, warrants, securities, shares, evidences of indebtedness or other assets is (A) issued or distributed or otherwise provided simultaneously to, or (B) effected pursuant to section 7 of the Share Provisions for, holders of the Exchangeable Shares after giving effect to the Share Provisions; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Pure in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Share Exchange Agreement.

(b)	Pure will not without the prior written approval of Pure Exchangeco and the prior written approval of the holders of the Exchangeable Shares:

(i)	subdivide, redivide or change the then outstanding Parent Common Shares into a greater number of Parent Common Shares (except as contemplated in the Share Exchange Agreement); or

(ii)	reduce, combine, consolidate or change the then outstanding Parent Common Shares into a lesser number of Parent Common Shares; or

(iii)	reclassify or otherwise change the Parent Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting Parent Common Shares;

unless an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Pure in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Share Exchange Agreement.

(c)

Pure will ensure that the record date for any event referred to in subsections 2.7(a) or 2.7(b), or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by Pure (with contemporaneous notification thereof by Pure to Pure Exchangeco).

(d)

The Board of Directors of Pure Exchangeco shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in subsections 2.7(a) or 2.7(b) and each such determination shall be conclusive and binding on Pure and the holders of Exchangeable Shares. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of Pure Exchangeco to be relevant, be considered by the Board of Directors of Pure Exchangeco:

(i)

in the case of any stock dividend or other distribution payable in Parent Common Shares, the number of Parent Common Shares issued as a result of such stock dividend or other distribution in proportion to the number of Parent Common Shares previously outstanding;

(ii)

in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Common Shares), the relationship between the exercise price of each such right, option or warrant, the number of such rights, options or warrants to be issued or distributed in respect of each Parent share and the Current Market Value of a Pure share;

(iii)

in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Pure of any class other than Parent Common Shares, any rights, options or warrants other than those referred to in subparagraph 2.7(d)(ii), any evidences of indebtedness of Pure or any assets of Pure), the relationship between the fair market value (as determined by the Board of Directors of Pure Exchangeco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Pure share and the Current Market Value of a Pure share;

(iv)

in the case of any subdivision, redivision or change of the then outstanding Parent Common Shares into a greater number of Parent Common Shares or the reduction, combination, consolidation or change of the then outstanding Parent Common Shares into a lesser number of Parent Common Shares or any amalgamation, merger, reorganization or other transaction affecting Parent Common Shares, the effect thereof upon the then outstanding Parent Common Shares; and

(v)

in all such cases, the general taxation consequences of the relevant event to owners of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to such holders determined as if they had held Parent Common Shares at the relevant time as a result of differing tax treatment under the laws of Canada and the United States.

(e)

Pure Exchangeco agrees that, to the extent required, upon due notice from Pure, Pure Exchangeco will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Pure Exchangeco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the Parent Common Shares and Exchangeable Shares as provided for in this subsection 2.7.

2.8      Tender Offers. For so long as Exchangeable Shares remain outstanding (not including Exchangeable Shares held by Pure and its affiliates):

(a)

No tender offer, share exchange offer, take-over bid or similar transaction with respect to Parent Common Shares (an "Offer'') will be proposed or recommended by Pure or the Board of Directors of Pure or otherwise effected with the consent or approval of the Board of Directors of Pure unless the holders of Exchangeable Shares (other than Pure and its affiliates) participate in such Offer to the same extent and on an economically equivalent basis as the holders of Parent Common Shares, without discrimination. Without limiting the generality of the foregoing, neither Pure nor the Board of Directors of Pure will approve or recommend any Offer or take any action in furtherance of an Offer unless the holders of Exchangeable Shares may participate in such Offer without being required to retract Exchangeable Shares as against Pure Exchangeco.

(b)

No issuer bid or similar transaction for outstanding Parent Common Shares shall be proposed or recommended by Pure or the Board of Directors of Pure or otherwise effected with the consent or the approval of the Board of Directors of Pure unless a substantially contemporaneous takeover bid (the "Bid'') is made by Pure for an equivalent percentage of the outstanding Exchangeable Shares (other than those held by Pure and its affiliates) on the same or economically equivalent terms. Without limiting the generality of the foregoing, neither Pure nor the Board of Directors of Pure will approve or recommend any Bid or take any action in furtherance of a Bid unless the holders of Exchangeable Shares may participate in such Bid without being required to retract Exchangeable Shares as against Pure Exchangeco.

2.9      Ownership of Outstanding Shares. Pure covenants and agrees in favour of Pure Exchangeco that, without the prior written approval of Pure Exchangeco and the prior written approval of the holders of the Exchangeable Shares given in accordance with section 7 of the Share Provisions, mutatis mutandis, as long as any outstanding Exchangeable Shares are owned by any Person other than Pure or any of its affiliates, Pure will be and remain the direct and/or indirect beneficial owner of all issued and outstanding voting shares in the capital of Pure Exchangeco.

2.10     Pure and Affiliates not to Vote Exchangeable Shares. Pure covenants and agrees that it will appoint and cause to be appointed proxy holders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Pure further covenants and agrees that it will not, and will cause its affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time under the Share Provisions or under the provisions of the Canada Business Corporations Act (or any successor or other corporate statute by which Pure Exchangeco may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11     Ordinary Market Purchases. For greater certainty, nothing contained in this Agreement, including without limitation the obligations of Pure contained in subsection 2.8, shall limit the ability of Pure or its affiliates to make a ""Rule 10b-18 Purchase'' of Parent Common Shares under Rule 10b-18 of the United States Securities Exchange Act of 1934, as amended or to make ordinary market purchases of Parent Common Shares in accordance with applicable laws and regulatory or stock exchange requirements.

ARTICLE 3
PURE SUCCESSORS

3.1      Certain Requirements in Respect of Combination, Etc. As long as any Exchangeable Shares not owned by Pure or its affiliates are outstanding, Pure shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets or Parent Common Shares would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

(a)

such other Person or continuing corporation (the "Pure Successor'') by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, before or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Pure Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Pure Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Pure under this Agreement;

(b)

in the event that Parent Common Shares are reclassified or otherwise changed as part of such transaction, the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares; and

(c)

such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

3.2      Vesting of Powers in Successor. Whenever the conditions of subsection 3.1 have been duly observed and performed, the parties, if required by subsection 3.1, shall execute and deliver the supplemental agreement provided for in paragraph 3.1(a) and thereupon the Pure Successor shall possess and from time to time may exercise each and every right and power of Pure under this Agreement in the name of Pure or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Pure or any officers of Pure may be done and performed with like force and effect by the directors or officers of such Pure Successor.

3.3      Wholly-Owned Subsidiaries. Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Pure (other than Pure Exchangeco) with or into Pure, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Pure (other than Pure Exchangeco if all of the assets of such subsidiary are transferred to Pure or another wholly-owned direct or indirect subsidiary of Pure, or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Pure (other than Pure Exchangeco) among the Shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this section 3.

ARTICLE 4
GENERAL

4.1      Term. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than Pure and any of its affiliates.

4.2      Changes in Capital of Pure and Pure Exchangeco. At all times after the occurrence of any event contemplated under subsections 2.7 and 2.8 or otherwise, as a result of which either Parent Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Parent Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing evidencing such necessary amendments and modifications.

4.3      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.4      Amendments, Modifications. Subject to subsections 4.2, 4.3 and 4.5, this Agreement may not be amended or modified except by an agreement in writing executed by Pure Exchangeco and Pure and approved in writing by the Shareholders. No amendment or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.5      Ministerial Amendments. Notwithstanding the provisions of subsection 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the Shareholders, amend or modify this Agreement for the purposes of:

(a)

adding to the covenants of any or all parties if the Board of Directors of each of Pure Exchangeco and Pure shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)

making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Pure Exchangeco and Pure, it may be expedient to make, provided that each such Board of Directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)

making such changes or corrections which, on the advice of counsel to Pure Exchangeco and Pure, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of each of Pure Exchangeco and Pure shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.6      Meeting to Consider Amendments. Pure Exchangeco, at the request of Pure, shall call a meeting or meetings with the Shareholders for the purpose of considering any proposed amendment or modification requiring approval under subsection 4.4.

4.7      Enurement. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

4.8      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.9      Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

4.10    Language. -The parties acknowledge that they have required and consented that this agreement and all related documents be prepared in English; les parties reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en anglais.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PURE PHARMACEUTICALS CORPORATION

By:	/s/ Nicolas Matossian
Name: Nicolas Matossian, President

PURE MINERALS HOLDING COMPANY

By:	/s/ Nicolas Matossian
Name: Nicolas Matossian, President